Exhibit 99.1

Contacts:
Susan M. Kanaya	Media:
Senior Vice President, Finance and	Susan Kinkead
Chief Financial Officer	Kinkead Communications
or	susan@kinkeadcomm.com
415-751-3611

Markus J. Cappel, Ph.D.	Investor Relations:
Chief Business Officer	Caitlyn Murphy
650-210-2900	Burns McClellan
investor@chemocentryx.com	cmurphy@burnsmc.com
212-213-0006

ChemoCentryx Announces Positive Top-line CCX168 Phase II Data in

ANCA-Associated Renal Vasculitis

Company Also Provides Update on GSK Partnership Programs

Conference Call and Slide Presentation Webcast Scheduled Today at 5:00pm ET / 2:00pm PT

MOUNTAIN VIEW, Calif., Dec 3, 2013 (GLOBE NEWSWIRE) — ChemoCentryx, Inc., (Nasdaq:CCXI), today announced positive top-line data from the first two steps of a Phase II trial with CCX168, an inhibitor targeting the chemoattractant receptor known as C5aR, in anti-neutrophil cytoplasmic antibody (ANCA)-associated renal vasculitis (AARV). AARV is a serious autoimmune disease causing inflammation of the smaller blood vessels. If left untreated, the disease can be fatal. Data from the first two steps of the C5aR inhibitor on Leukocytes Exploratory ANCA-associated Renal Vasculitis (CLEAR) trial are promising, demonstrating that CCX168 appears to be safe, well tolerated and successful in allowing both reduction and elimination of high-dose corticosteroids, part of standard of care for AARV patients, without compromising efficacy or safety during a 12-week treatment period. There were no unexpected serious adverse events reported by patients taking CCX168. Furthermore, CCX168 treatment showed greater improvements consistently across a number of renal health parameters, including renal remission, albuminuria and Birmingham Vasculitis Activity Score (BVAS), compared to standard of care treatment (see table below). Detailed results from the study will be presented at upcoming major medical meetings. Under the terms of an alliance with GlaxoSmithKline (GSK) established in August 2006, GSK has declined its option to license CCX168. Accordingly, ChemoCentryx plans to expand the clinical development program for CCX168, and will retain full development and commercial rights to the C5aR program.

“The major unmet needs in AARV treatment are improvements in safety, especially by reducing glucocorticoid exposure, and reducing the time taken to achieve disease control. These Phase II data show encouraging signs that treatment with CCX168 both enabled a reduction in glucocorticoid exposure, and improved the speed and quality of remission,” said David Jayne, MD, FRCP, Director, Vasculitis and Lupus Clinic, Addenbrooke’s Hospital, Cambridge, UK and Principal Investigator of the study. “These results were achieved without an adverse event signal attributable to CCX168, and if confirmed in larger studies, suggest that CCX168 has the potential to become a routine component of AARV induction regimens.”

“Given the Phase II results to date and toxicities associated with current treatment options for AARV patients, we intend to file applications for both Breakthrough Therapy and Orphan Drug Designations with the FDA, in hopes of optimizing efficiency of development of CCX168 and bringing this therapy to patients as rapidly as possible. Pending discussions with FDA and key opinion leaders, our hope is that we could initiate a Phase III program in 2014,” said Thomas Schall, PhD, President and Chief Executive Officer, of ChemoCentryx. “CCX168 is a leading asset in our pipeline, and along with CCX140, our CCR2 inhibitor in a Phase II trial for diabetic nephropathy, anchors the renal disease portfolio wholly owned by the Company.”

Study Results

Parameter	CCX168 + CYC+ Low- Dose Steroids (N=8)	CCX168 + CYC + No Steroids (N=8)	Standard of Care: CYC + High- Dose Steroids (N=9)
Steroid rescue events during 12-week treatment period	0	1(13%)	1(11%)
Renal remission at 12 weeks*	75%	63%	44%
U-ACR geometric mean % change at 12 weeks	-63%	-59%	-9%
eGFR mean change at 12 weeks (mL/min/1.73 m2)	6.8	0.6	2.2
Urinary MCP-1:creatinine ratio geometric mean % change at 12 weeks	-72%	-52%	-37%

*	Renal remission is defined as a reduction from baseline in urinary RBCs plus improvement in renal function based on eGFR;

U-ACR = urinary albumin:creatinine ratio;

eGFR = estimated glomerular filtration rate;

MCP-1 = monocyte chemoattractant protein-1;

CYC = cyclophosphamide

No unexpected serious adverse events were observed with CCX168 use in the study. One subject withdrew early from the control group.

Study Design

A total of 26 patients with newly diagnosed or relapsed ANCA-associated renal vasculitis were enrolled in the CLEAR trial, which was conducted at 38 sites throughout Europe. All patients were treated with background cyclophosphamide of 15 mg/kg administered intravenously every two to three weeks.

In Step 1, 12 patients were randomized 2:1 to either 30 mg of oral CCX168 BID or placebo over a 12-week treatment period. In addition, the CCX168 group (n=8 patients) received a 20 mg starting dose (“low dose”) of prednisone, while the placebo group (n=4) received a 60 mg starting dose of prednisone (“high dose”), the standard of care.

In Step 2, 14 patients were also randomized 2:1 to either 30 mg BID of oral CCX168 BID or placebo over a 12-week treatment period. The CCX168 group (n=8 patients) received no prednisone, while the placebo group (n= 6 patients) received a starting 60 mg dose of high-dose prednisone.

The primary goal of the first two steps of the Phase II trial was to determine whether CCX168 could safely reduce or eliminate the use of corticosteroids during treatment of patients experiencing a renal disease flare. Since safety consequences of high-dose steroids, such as serious infections, are of major concern, the objective was to evaluate whether the efficacy with CCX168, as a replacement for steroids, is at least comparable to high-dose steroids in patients receiving background cyclophosphamide treatment. Safety and efficacy measurements include incidence of steroid rescue treatment, renal remission and other renal markers as well as global vasculitis disease activity, as measured by Birmingham Vasculitis Activity Score (BVAS).

CCR1 Program Update

In other partnership news, GSK has returned to ChemoCentryx all rights to CCX354 (GSK2941266), an inhibitor of the chemokine receptor known as CCR1, for all indications, including rheumatoid arthritis. With the return of this last program under the alliance with GSK, no active research programs remain under the alliance. As such, the August 2006 product development and commercialization agreement established between the two companies has ended.

“We thank GSK for the support and collaboration it has provided ChemoCentryx during the term of our alliance,” said Markus J. Cappel, Chief Business Officer of ChemoCentryx. “We continue to have a keen interest in the CCR1 program based on our proof-of-concept CARAT-2 clinical trial with CCX354 in rheumatoid arthritis and through our de novo discovery efforts. We have identified a more potent next generation series of CCR1 inhibitors that are complementary to CCX354 and serve to bolster our CCR1 program.”

Conference Call and Webcast

The Company will host a conference call and webcast today, December 3, 2013, at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time to discuss these results and to answer questions.

A slide presentation will accompany the call and can be accessed under “Events and Presentations” in Investors section of the Company’s website at www.chemocentryx.com. Please log in approximately 5-10 minutes before the call to ensure a timely connection.

To participate by telephone, please dial (877) 303-8028 (Domestic) or (760) 536-5167 (International). The conference ID number is 19772739.

A live and archived webcast can be accessed through the Investors section of the Company’s website at http://www.chemocentryx.com and will remain available for fourteen (14) days following the call.

About CCX168 and ANCA-Associated Renal Vasculitis

ANCA-associated renal vasculitis is a specific type of auto-immune inflammation that causes leaking of blood and protein into the urine, and can lead to kidney failure, if left untreated. The morbidity and mortality remains high, with many patients suffering severe adverse effects of treatment. Current therapy causes severe adverse events in 25% of patients in the first year, irreversible damage in over 50% and is the major cause of death in the first 5 years. There is a need for safer, more effective therapy.

An estimated 10 to 20 per 1 million people are affected by AARV annually in the U.S. ANCA-associated renal vasculitis is observed in patients clinically diagnosed with granulomatosis with polyangiitis (previously called Wegener’s granulomatosis), microscopic polyangiitis or renal limited vasculitis.

CCX168 targets the chemo-attractant C5a receptor, or C5aR, which binds to a biologically activated fragment of the complement protein known as C5a. C5aR is thought to play a role in a range of inflammatory and autoimmune diseases, including AARV.

About CCX354 and Rheumatoid Arthritis (RA)

CCX354 (GSK2941266) is a potent and selective antagonist of CCR1, a chemokine receptor that drives the recruitment of certain inflammatory cells including populations of monocytes, macrophages and T cells into the joints of patients with RA. By selectively blocking the CCR1 receptor, CCX354 is designed to reduce the infiltration of inflammatory cells into the joints of RA patients, thus inhibiting the inflammation, swelling, pain and associated joint destruction while minimizing the potential for off-target effects. RA is estimated to affect more than two million people in the U.S. and is a leading cause of morbidity, disability and reduced work ability. The exact cause of RA is unknown, but is believed to reflect the body’s immune system attack on the synovium, the tissue that lines the joints. Despite available treatments, there remains a significant unmet medical need for better therapies for RA.

About ChemoCentryx

ChemoCentryx, Inc. is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing orally-administered therapeutics that target the chemokine and chemoattractant systems in order to treat autoimmune diseases, inflammatory disorders and cancer. The chemokine system is a biological network that regulates inflammation via a collection of secreted chemokine molecules, or ligands, and their specific cell surface receptors. Based on its proprietary drug discovery and drug development platform, ChemoCentryx has generated multiple clinical and preclinical-stage programs, each targeting distinct chemokine and chemoattractant receptors with different small molecule compounds. Vercirnon (also known as Traficet-EN or CCX282) is a specific CCR9 inhibitor for the treatment of inflammatory bowel disease. CCX140, a

CCR2 inhibitor, has been shown to be safe and well tolerated while demonstrating clinical activity on glycemic indices in a Phase II clinical trial in type 2 diabetics, and is now in Phase II clinical development for the treatment of diabetic nephropathy. Other clinical programs include CCX168, a C5aR inhibitor in Phase II clinical development for the treatment of anti-neutrophil cytoplasmic antibody (ANCA)-associated renal vasculitis, CCX354, a CCR1 inhibitor which successfully completed a Phase II clinical trial for the treatment of rheumatoid arthritis, as well as CCX872, a CCR2 inhibitor, and CCX507, an inhibitor of CCR9, both of which are in Phase I clinical testing. ChemoCentryx also has several programs in advanced preclinical development.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential” or “continue” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations and include the Company’s statements regarding its expectations as to whether and when it will be able to file for breakthrough therapy and orphan drug status with the FDA for CCX168 and the timing of the Company’s proposed clinical trials. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K for the year ended December 31, 2012 and ChemoCentryx’s Quarterly Report on Form 10-Q for the three-month period ended September 30, 2013, which are available from the SEC’s website (www.sec.gov) and are also available from ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

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Source: ChemoCentryx, Inc.